Exhibit 3.38

CERTIFICATE OF AMENDMENT

OF

TRADEWINDS NWQ GLOBAL INVESTORS, LLC

1.     The name of the limited liability company is Tradewinds NWQ Global Investors, LLC.

2.     The Certificate of Formation of the limited liability company is hereby amended as follows:

 The name of the limited liability company is amended to:

Tradewinds Global Investors, LLC

3.     This Certificate of Amendment shall be effective on 2/28/07.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 22nd day of February 2007.

/s/ John L. MacCarthy
John L. MacCarthy, Authorized Person